Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Doug Jones, Chief Commercial Officer

             517.372.9200, djones@neogen.com

NEOGEN acquires CAPInnoVet, Inc.

LANSING, Mich., September 20, 2021 —NEOGEN Corporation (NASDAQ: NEOG) announced today that it has acquired Atlanta-based CAPInnoVet, Inc., a companion animal health company that provides pet medications to the veterinary market.

CAPInnoVet was founded in 2014 as a key provider of differentiated companion animal health products, providing better access to high-quality and high-value pet medications.

NEOGEN’s acquisition of CAPInnoVet will provide entry into the fast-growing $12B+ retail parasiticide market. CAPInnoVet will integrate into NEOGEN’s Animal Safety business segment, which includes veterinary instruments, pharmaceuticals, vaccines, and diagnostic products.

“The acquisition of CAPInnoVet provides NEOGEN a strategic pathway into the parasiticide market and naturally aligns within our Animal Safety business segment,” said Doug Jones, NEOGEN’s Chief Commercial Officer. “We are very excited for the team at CAPInnoVet to join the NEOGEN family.”

“We are very excited to be joining the NEOGEN team. Becoming a part of NEOGEN will allow us to not only further advance our vision of providing high-quality pet medications at a significant value to pet owners but also join a company that has similar values,” said Rudy Hauser, CAPInnoVet co-founder and Chief Executive Officer. “I would like to thank the CAPInnoVet team for their commitment and dedication to making this company a success. We are extremely appreciative of their contributions; we certainly would not have been this successful without them, and for that, we are deeply grateful.”

The terms of the agreement were not disclosed.

NEOGEN Corporation develops and markets comprehensive solutions dedicated to food and animal safety. The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. NEOGEN’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

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